Exhibit 99.2

Sunoco LP Completes Acquisition of Interest in

Fuel Distribution Business, Closes Senior Notes Offering

HOUSTON, April 1, 2015 - Sunoco LP (NYSE: SUN) announced today that it has completed the acquisition of a 31.58 percent equity interest in Sunoco, LLC, from ETP Retail Holdings, an affiliate of Energy Transfer Partners (NYSE: ETP). The transaction is valued at approximately $816 million. SUN paid $775 million in cash and issued to ETP 795,482 new SUN units valued at $40.8 million.

The acquisition was funded using proceeds from the previously announced issuance of senior notes that was also completed today. SUN issued $800 million of 6.375% Senior Notes due 2023 through a private offering. The Notes were co-issued by Sunoco LP and Sunoco Finance Corp., a wholly owned subsidiary. Net proceeds totaled $789.2 million. SUN also used a small portion of the proceeds to repay outstanding borrowings under its senior secured revolving credit facility.

Sunoco, LLC distributes approximately 5.3 billion gallons per year of motor fuels to customers in more than 26 states in the east, midwest and southeast regions of the United States to:

•	Sunoco Inc. (owned by ETP) for resale at approximately 440 company-operated Sunoco and APlus branded convenience stores and other retail fuel outlets.

•	Approximately 880 Sunoco-branded dealer locations under long-term fuel supply agreements.

•	Other fuel distributors of Sunoco-branded fuel that supply approximately 3,640 additional third-party retail fuel outlets.

•	Approximately 400 other commercial customers under spot or short-term contracts.

Management expects that substantially all of the income from SUN’s interest in Sunoco, LLC will be qualifying income. The transaction is expected to be immediately accretive to SUN’s distributable cash flow for 2015 and beyond.

The offering of the senior notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 150 convenience stores and retail fuel sites. SUN conducts its business through wholly owned subsidiaries, as well as through its 31.58 percent interest in Sunoco, LLC, in partnership with an affiliate of its parent company, Energy Transfer Partners. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail and fuel distribution business through its interest in Sunoco, LLC, as well as wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC, that operate approximately 1,100 convenience stores and retail fuel sites. For more information, visit the Sunoco LP website at www.SunocoLP.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which may describe Sunoco LP’s (“SUN”) objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management’s expectations, beliefs or goals regarding proposed transactions between ETP and SUN, the expected timing of those transactions and the future financial and/or operating impact of those transactions, including the anticipated integration process and any related benefits, opportunities or synergies. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including the Sunoco, LLC drop-down, and future drop-downs) and our overall acquisition strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN’s and Sunoco, LLC’s markets; dangers inherent in storing and transporting motor fuel; SUN’s or Sunoco, LLC’s ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN’s and ETP’s ability to consummate any proposed transactions, or to satisfy the conditions precedent to the consummation of such transactions; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of SUN’s and ETP’s most recently filed annual reports on Form 10-K. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts

Scott Grischow

Director – Investor Relations and Treasury

(361) 884-2463, scott.grischow@susser.com

Dennard-Lascar Associates

Anne Pearson

(210) 408-6321, apearson@dennardlascar.com

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